Exhibit (h)(vii)

AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the 21st of April, 2011, as last amended and restated August 31, 2026, between EQUITY INVESTMENT CORPORATION (the “Adviser”) and FUNDVANTAGE TRUST (the “Trust”), on behalf of EIC Value Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the levels described below;

WHEREAS, on August 31, 2017, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term for an additional one year period to August 31, 2018;

WHEREAS, effective September 1, 2018, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2019 and reduce the expense limitation to 0.90%;

WHEREAS, effective September 1, 2019, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2020;

WHEREAS, effective September 1, 2020, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2021 and increase the expense limitation to 0.95%;

WHEREAS, effective September 1, 2021, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2022;

WHEREAS, effective September 1, 2022, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2023;

WHEREAS, effective September 1, 2023, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2024;

WHEREAS, effective September 1, 2024, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2025;

WHEREAS, effective September 1, 2025, the Adviser amended and restated the Agreement dated April 21, 2011 to extend the term to August 31, 2026; and

WHEREAS, effective September 1, 2026, the Adviser wishes to amend and restate the Agreement dated April 21, 2011 to extend the term to August 31, 2027.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed (on an annual basis) (i) 1.00% of the Fund’s average daily net assets for the period from the commencement of operations of the Fund through August 31, 2018, (ii) 0.90% of the Fund’s average daily net assets for the period of September 1, 2018 through August 31, 2020, and (iii) 0.95% of the Fund’s average daily net assets for the period of September 1, 2020 through August 31, 2027.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund. The Adviser is permitted to seek reimbursement from the Fund for fees it waived and Fund expenses it paid to the extent the total annual fund operating expenses do not exceed the limits described above or any lesser limits in effect at the time of reimbursement.

Term. This Agreement shall terminate on August 31, 2027 or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[Signature page follows.]

Effective as of the date first set forth above.

EQUITY INVESTMENT CORPORATION

By:	/s/ J. Paul Power
Name:	J. Paul Power
Title:	COO

FUNDVANTAGE TRUST, on behalf of EIC Value Fund

By:	/s/ Joel. L. Weiss
Name:	Joel L. Weiss
Title:	President

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